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                                 ALSTON&BIRD LLP
                          601 Pennsylvania Avenue, N.W.
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                            Washington, DC 20004-2601

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                                 www.alston.com


                                                                     EXHIBIT 8.1

                                December 23, 2005


Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, Louisiana 70130


Ladies and Gentlemen:

         We have acted as special counsel to Whitney Holding Corporation ("Whitney"), a Louisiana corporation, in connection with the proposed merger of First National Bancshares, Inc. ("First National"), a Florida corporation, with and into Whitney (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of July 27, 2005, by and between Whitney and First National (the "Agreement"). At your request, and in connection with the registration statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC"), we are rendering our opinions concerning the United States federal tax consequence of the Merger.

         In rendering the opinions expressed herein, we have relied, with the consent of each of Whitney and First National, upon the accuracy and completeness of the statements and representations contained in the certificate of representations of the officers of each of Whitney and First National ("Certificates") dated as of December __, 2005 and December __, 2005, respectively. We have assumed that the statements and representations in the Certificates will be complete and accurate as of the Effective Time and that all such statements and representations in the Certificates made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have made no independent investigation of the statements and representations in the Certificates. However, we have no reason to doubt the completeness and veracity of the statements and representations presented in the Certificates. We have also relied upon the accuracy of the Agreement, the Registration Statement and the Proxy Statement-Prospectus contained therein, each as amended or supplemented through the date hereof. Any capitalized term used and not defined herein shall have the meaning ascribed to such term in the Agreement. Unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended ("the Code"), and the Treasury regulations issued thereunder.

         We have also assumed that: (i) the transaction contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement-Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); (ii) the Merger will qualify as a statutory merger under the applicable laws of the States of Louisiana and Florida;

One Atlantic Center          Bank of America Plaza                90 Park Avenue         3201 Beechleaf Court, Suite 600
1201 West Peachtree Street   101 South Tryon Street, Suite 4000   New York, NY 10016     Raleigh, NC 27604-1062
Atlanta, GA 30309-3424       Charlotte, NC 28280-4000             212-210-9400           919-862-2200
404-881-7000                 704-444-1000                         Fax: 212-210-9444      Fax: 919-862-2260
Fax: 404-881-7777            Fax: 704-444-1111



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and (iii) the Merger will be reported by Whitney and First National on their respective federal income tax returns in a manner consistent with the opinions set forth below.

         Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

o The Merger will constitute a reorganization under section 368(a) of the Code;

o Each of First National and Whitney will be a party to the reorganization within the meaning of section 368(b) of the Code;

o Each First National common shareholder will recognize gain (but not loss) equal to the lesser of (i) the cash (excluding any cash received in lieu of a fractional share of Whitney common stock) and the fair market value of the Whitney common stock received (including the fair market value of any fractional share of Whitney common stock which is deemed to be distributed in the merger and then redeemed by Whitney), less such shareholder's tax basis in his or her First National common stock, or (ii) the amount of cash received.

o The tax basis of the Whitney common stock received in the merger will be equal to the tax basis of the exchanged First National common stock less the amount of gain recognized; and

o The holding period, for federal income tax purposes, for Whitney common stock received in the exchange (including any fractional share of Whitney common stock which is deemed to be distributed in the merger and then redeemed by Whitney) will include the period during which the shareholder held his or her First National common stock as long as the First National common stock was held as a capital asset at the effective date of the merger.

         The gain recognized by a common shareholder of First National will, in general, be capital gain and treated as long term capital gain subject to federal income tax at the 15% rate, provided that the shareholder has held his or her First National common stock for more than one year. A holder of First National common stock should be aware, however, that such gain may be subject to the provisions and limitations of section 302 of the Code.

         We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose written consent must be filed with the Registration Statement under section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder.

         This opinion relates solely to material United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect.

         No opinion is expressed with respect to the United States federal income tax consequences to First National common shareholders subject to special treatment under United States federal income tax law, such as First National common shareholders, if any, who hold their First National common stock other than as a capital asset, who received their First National common stock upon the exercise of employee stock options or otherwise as compensation, who hold Whitney or First National common stock as part of a "hedge," "straddle," "constructive sale" or "conversion transaction," or who are insurance companies, securities dealers, financial institutions or foreign persons.

                                             Very truly yours,

                                             /s/ Charles W. Wheeler
                                             Alston & Bird LLP